Exhibit 10.3

EXECUTION COPY

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the “Agreement”) is entered into as of October 2, 2007 (the “Effective Date”) by and between HowStuffWorks, Inc., with its principal office located at 3350 Peachtree Road, Suite 1500, Atlanta, Georgia 30326 (“HSW”), and HSW International, Inc., with its principal office located at 3350 Peachtree Road, Suite 1150, Atlanta, Georgia 30326 (“Client”). HSW and Client are collectively referred to herein as the “Parties” and individually a “Party”.

WHEREAS, HSW is engaged in the publication and distribution of certain reference information in digital form via the website www.howstuffworks.com (the “Site”);

WHEREAS, HSW and Client have entered into one or more Content Contribution Agreements pursuant to which HSW licensed the Contributed Content  to Client (collectively, the “Contribution Agreements”) for digital distribution in the Territory; and

WHEREAS, Client desires to engage HSW for the purposes of developing, supporting, translating, updating and facilitating the digital transmission of the Contributed Content on a transitional basis until Client is able to perform such services on its own behalf.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

1.                                      DEFINITIONS

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Contribution Agreements. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

“Client Sites” means the applicable domain names for the Territory as set forth in the Contribution Agreements on which the Contributed Content is posted, as specified by Client in writing.

“Technology” means all computer code, documentation and functions and any other computer software (including all computer programming code and documentation) and other technology utilized by HSW or its third party providers in providing the Services.

“Terms of Use” means the terms and conditions governing access to and use of the Client Sites by the Parties and Users, which shall be posted on the Client Sites.

“User” means anyone that accesses a Client Site.

2.                                      SERVICES

2.1                                 Provision of Services.   Upon Client’s written request, HSW shall provide the following services to Client or Intac International Management Consultancy (Beijing) Co., Ltd., as reasonably designated by Client: (i) translating the Content into the language designated in the Contribution Agreements; (ii) designing and developing the Client Sites; (iii) providing the

Technology for establishing, operation and use of the Client Sites; (iv) providing support and consulting concerning the hosting, operation, and display of the Client Sites; (v) securing the registration and maintaining the domain names for the Client Sites; and (vi) providing other services reasonably agreed to by the Parties as necessary to develop, operate and maintain the Client Sites (collectively, the “Services”). HSW shall provide the Services in accordance with the mutually agreed upon statements of work (“SOW”) agreed to by the Parties in writing. Each SOW shall incorporate, without modification, the terms and conditions set forth herein and shall set forth the details and terms with respect to the Services, including timing, scope details and fee estimates. In the event of a conflict between the terms and conditions set forth in this Agreement and those set forth in any SOW, the terms and conditions set forth in this Agreement shall control. The Parties shall use commercially reasonable efforts to launch the first Client Site by June 1, 2006.

2.2                                 Correction of Errors.   Notwithstanding Section 6.3, in the event that the Client Sites have technical errors or the Client Sites or Services do not meet the specifications set forth in an applicable SOW, HSW shall use commercially reasonable efforts to remedy such deficiencies in a timely manner in accordance with a new SOW agreed to by the Parties.

3.                                                                                      CONSIDERATION

3.1                                 Fees.   In consideration of the Services provided by HSW hereunder, Client shall pay HSW a fee equal to HSW’s fully allocated costs in providing the Services, which shall include reasonable direct, indirect and overhead costs (the “Fee”). HSW shall provide a reasonably detailed invoice on a monthly basis specifying each type of Service rendered to Client. Client shall pay all such invoices, in U.S. dollars to HSW within thirty (30) days of Client’s receipt of the invoice.

3.2                                 Right to Audit.   For a period of six (6) months after Client receives an invoice from HSW for the provision of Services, Client shall be provided, upon advance written notice, reasonable access to and the right to audit, at Client’s cost and expense, by a mutually acceptable nationally recognized accounting firm (provided that such firm has not previously provided services to either Party and provided further that such firm enter into a confidentiality agreement) all of HSW’s books and records that pertain to the provision of the Services under such invoice; provided, however, neither Client nor any agent of Client shall have access to the Technology or any other proprietary technology of HSW by virtue of this Section 3.2. Any overpayments or underpayments shall be credited or charged, as applicable, to Client in the next invoice from HSW to Client. If the audit identifies that the Client was overcharged by more than ten percent (10%) in respect of the audited invoices, HSW shall bear the costs and expense of such audit.

3.3                                 Taxes.   The fees and expenses shall not include any applicable foreign, federal, state or local sales, use, excise, value added, customs fees or other taxes, duties, surcharges or assessments, and HSW shall provide Client written notification of such taxes and Client shall be responsible for the payment of all such taxes. Notwithstanding anything to the contrary in this section, HSW shall be solely responsible for all taxes based on its income.

3.4                                 Late Payments.   Any amount not paid when due hereunder shall be subject to an interest charge at the lesser of 1.5% per month or the maximum rate permitted by law.

4.                                      PROPRIETARY RIGHTS

4.1                                 Content.   Ownership of the Content and the Contributed Content and Client’s right to use the same are governed by the terms and conditions set forth in the Contribution Agreements.

4.2                                 Technology.   All right, title and interest in and to the Technology and all Intellectual Property Rights therein and all derivatives thereof, shall remain exclusively vested in HSW. This Agreement does not convey, confer, grant, assign or otherwise provide Client with any ownership interest in or to the Technology.

5.                                      TERM/TERMINATION

5.1                                 Term.   This Agreement shall commence upon the Effective Date and continue for a period of eighteen (18) months or until earlier terminated in accordance with the terms set forth herein (the “Term”).

5.2                                 Termination.   This Agreement shall terminate when the Parties mutually agree in writing that Client is able to perform the Services on its own behalf. Client may terminate any or all Services, either in whole or in part, or this Agreement upon thirty (30) days’ written notice to HSW. HSW may suspend any Service in the event that Client fails to pay the Fee for such Service when due and such failure continues un-remedied for ninety (90) days after receipt of written notice thereof from HSW.

5.3                                 Termination of Contribution Agreements.   This Agreement shall automatically and immediately terminate upon termination of all the licenses granted in Section 2.2 of the Contribution Agreements.

5.4                                 Effect of Termination.   Any termination of this Agreement shall not (i) waive or otherwise adversely effect any other rights or remedies the terminating Party may have at law or in equity, or (ii) affect any terms and conditions which by their nature should survive termination, including (a) Client’s obligations to pay all accrued but unpaid Fees, and (b) the rights and obligations of the Parties under Sections 3.2, 3.3 and 3.4; and Articles 4, 6, 7, and 8.

6.                                      WARRANTIES AND COVENANTS

6.1                                 By HSW.   HSW represents, warrants and covenants to Client that (i) it has the full power and authority to enter into this Agreement; (ii) it shall provide and perform the Services with the level of care and in a professional and workmanlike manner in accordance with commercially reasonable industry standards; (iii) it shall observe and comply with any and all applicable U.S. laws and regulations bearing on the performance of the Services; and (iv) the Technology and Services do not and will not infringe or misappropriate any third party Intellectual Property rights.

6.2                                 By Client.   Client represents and warrants to HSW that (i) it has the full power and authority to enter into this Agreement; (ii) the Client Sites are in compliance with all applicable laws, rules, regulations, statutes and ordinances; (iii) the Client Sites do not and will not infringe any third party Intellectual Property Rights; provided, however, that this representation and warranty shall not apply in respect of Contributed Content or Updates and instead, the applicable representation and warranty shall be as set forth in the Contribution Agreements and Update Agreements; (iv) it will not use the Technology or any portion thereof in any way that infringes or misappropriates any Intellectual Property Rights; and (v) will ensure that Terms of Use are at all times in compliance with all applicable  laws, rules, statutes, regulations and ordinances.

6.3                                 Disclaimer.   Except for the express warranties and representations set forth in this Agreement and the Contribution Agreements, neither Party makes any warranties, whether express, implied or otherwise with respect to the Services and the materials provided by HSW under this Agreement and Licensee’s use of the Client Sites and Contributed Content. Each Party expressly disclaims all other warranties and representations, whether express, implied or statutory, including, without limitation, the implied warranties of merchantability, fitness for a particular purpose, non-infringement and accuracy. HSW does not warrant that the Client Sites or the Services will be uninterrupted, secure, virus free, error free, or prevent unauthorized access by third parties, that all errors will be corrected, or that the Services will meet Client’s requirements.

7.                                      INDEMNITY

7.1                                 By HSW.   HSW agrees to defend, indemnify and hold harmless Client, its officers, directors, employees, agents and contractors against any and all claims, demands, causes of action, judgments, damages, penalties, losses, liabilities, costs and expenses (including reasonable attorney fees’ and court costs) arising out of, resulting from or related to (i) HSW’s breach of the covenants, representations and warranties set forth in Article 6; or (ii) any breach of or default under the Terms of Use by HSW or its subcontractors, except where such liabilities, losses, damages, costs and expenses arise out of the gross negligence, willful misconduct or bad faith of, or the violation of any applicable law by, or willful breach by Client of any of Client’s obligations under this Agreement. Client agrees to provide HSW with prompt written notice of any third party claim subject to indemnification hereunder, allowing HSW to have sole control of the defense of such claim and any resulting disposition or settlement thereof; provided, however, that Client may participate in the defense of a claim at its own expense. Notwithstanding the foregoing, any delay by Client in providing notice as required hereunder shall not relieve HSW of its indemnification obligations except and only to the extent that HSW was prejudiced by such delay.

7.2                                 By Client.   Client agrees to defend, indemnify and hold harmless HSW, its officers, directors, employees, agents and contractors against any and all claims, demands, causes of action, judgments, damages, penalties, losses, liabilities, costs and expenses (including reasonable attorney fees’ and court costs) arising out of, resulting from or related to (i) Client’s breach of the covenants, representations and warranties set forth in Article 6; or (ii) any breach of or default under the Terms of Use by Client or its subcontractors or licensees, except where such liabilities, losses, damages, costs and expenses arise out of the gross negligence, willful misconduct or bad faith of, or the violation of any applicable law by, or willful breach by HSW, its affiliates, its consultants or its subcontractors of any of HSW’s obligations under this Agreement. HSW agrees to provide Client with prompt written notice of any third party claim subject to indemnification hereunder, allowing Client to have sole control of the defense of such claim and any resulting disposition or settlement thereof; provided, however, that HSW may participate in the defense of a claim at its own expense. Notwithstanding the foregoing, any delay by HSW in providing notice as required hereunder shall not relieve Client of its indemnification obligations except and only to the extent that Client was prejudiced by such delay.

8.                                      LIMITATION OF LIABILITY

8.1                                 Exclusion of Damages.   Except for (i) the Parties’ respective indemnification obligations set forth in this Agreement; and (ii) damages arising out of either Party’s gross negligence or willful misconduct, neither Party shall be liable to the other under any legal theory or cause of action for any special, incidental, consequential or other indirect damages, including, without limitation, damages for lost profits, even if the Party has been advised of the possibility of such damages.

8.2                                 Limitation of Damages.   Except with respect to HSW’s (or its subcontractors’) gross negligence or willful or intentional misconduct, HSW’s total aggregate liability arising from or related to the Services or this Agreement shall be limited to the proven direct damages not to exceed the Fees actually paid to HSW by Client hereunder for Services rendered during the first twelve (12) months of the Term.

9.                                      MISCELLANEOUS

9.1                                 Assignment.   Neither Party shall assign this Agreement, in whole or in part, by operation or law or otherwise, without the prior written consent of the other Party; provided, however, HSW may, without Client’s consent, assign this Agreement or any of its rights or obligations hereunder upon a change of control. Any purported assignment in violation hereof shall be void.

9.2                                 Force Majeure.   The obligations of either Party shall be suspended during the period and to the extent that either Party, is prevented or hindered from complying therewith by any of the following causes beyond its reasonable control:  (i) acts of God, (ii) weather, fire or explosion, (iii) war, invasion, riot or other civil unrest, (iv) governmental laws, orders or restrictions, (v) actions, embargoes or blockades in effect on or after the date of this Agreement, (vi) action by any regulatory authority, (vii) national or regional emergency, (viii) strikes, labor stoppages or slowdowns or other industrial disturbances, (ix) power failures, fiber cuts, network disturbances, shortage of adequate power or transportation facilities, or (x) any other event which is beyond the reasonable control of such party. In such event, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause.

9.3                                 Subcontractors.   HSW shall be entitled to perform any or all of the Services through one or more subcontractors, provided that HSW remains solely responsible to Client for the performance of the Services and solely liable to Client for the acts and omissions of any subcontractor.

9.4                                 Notices.   All notices, consents and other communications hereunder must be in writing and delivered to the other Party at the address set below by personal delivery, certified mail (postage pre-paid), overnight delivery service or by facsimile with verified receipt of transmission, and shall be effective upon receipt (or when delivery is refused). Each Party may change its address for receipt of notice by giving notice of the new address to the other Party.

If to HSW:                                      HowStuffWorks, Inc.
One Capital City Plaza
3350 Peachtree Road, Suite 1500
Atlanta, Georgia 30326
Phone:  404-760-4729
Fax:  404-760-3458
Attention:  Legal Department

If to Client:                                   HSW International, Inc.
3350 Peachtree Road, Suite 1150
Atlanta, Georgia 30326
Phone:
Fax:
Attention: Chief Executive Officer

9.5                                 Confidentiality.   In connection with this Agreement, the Parties may receive or have access to nonpublic information of the other Party (“Confidential Information”). The Parties agree (i) to keep in confidence and trust all of the other Party’s Confidential Information; (ii) not to use the other Party’s Confidential Information other than as expressly permitted under the terms of this Agreement or any other Agreement between the Parties; (iii) to take all reasonable steps to prevent unauthorized disclosure or use of the other Party’s Confidential Information, and to prevent it from falling into the public domain or the possession of unauthorized persons; and (iv) to disclose the other Party’s Confidential Information only to its employees or agents who need access to such Confidential Information for purposes of meeting and carrying out the  obligations hereunder and who have executed a confidentiality agreement which protects the confidentiality of the other Party’s Confidential Information. As used herein, Confidential Information shall not include information that is: (i) available to the public other than by a breach of this Agreement; (ii) rightfully received from a third party not in breach of an obligation of confidentiality; (iii) independently developed by the receiving Party without access to the other Party’s Confidential Information; (iv) rightfully known to the receiving Party prior to the time of disclosure; or (v) produced in compliance with applicable law or a court order, provided the disclosing Party is given reasonable notice of such law or order and an opportunity to attempt to preclude or limit such production.

9.6                                 Waiver.   Neither Party shall be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the waiving Party, and then only to the extent specifically set forth in such writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.

9.7                                 Severability.   If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby. The invalid provision shall be replaced by a valid one that achieves to the extent possible the original purpose and commercial goal of the invalid provision.

9.8                                 Governing Law; Jurisdiction.   This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding its choice of laws provisions. The Parties agree that the exclusive venue and jurisdiction for any actions or disputes arising from this Agreement shall be a federal or state court in New York.

9.9                                 Relationship of the Parties.   Nothing in this Agreement shall establish any relationship of partnership, joint venture, employment, franchise, or agency between the Parties. Nothing in this Agreement shall give either Party the power to bind the other Party or incur obligations on the other Party’s behalf without the other Party’s prior written consent. The Parties shall act as independent contractors and not as an agent of the other in performing the Services and in connection with this Agreement, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, state, local or foreign. No employee of either Party shall be considered an employee of the other Party.

9.10                           Headings.   Headings are used for purposes of reference only and shall not affect the interpretation of this Agreement.

9.11                           Construction.   This Agreement shall be construed and interpreted fairly, in accordance with the plain meaning of its terms, and there shall be no presumption or inference against the Party drafting this Agreement in construing or interpreting the provisions hereof.

9.12                           Counterparts.   This Agreement may be executed in counterparts all of which taken together shall constitute one single agreement between the Parties.

9.13                           Entire Agreement.   This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersede all prior communications, whether written or oral. This Agreement may be amended only in a written document signed by both Parties.

[Signatures on following page]

[Signature page to Services Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

HSW:		Client:

HowStuffWorks, Inc.		HSW International, Inc.

By:	/s/ Jeffrey Arnold	By:	/s/ Bradley Zimmer

Name:	Jeffrey Arnold	Name:	Bradley Zimmer

Title:	Chief Executive Officer	Title:	Secretary